EXHIBIT 10.1

[The Detroit Medical Center Letterhead]

September 18, 2009

Michael E. Duggan
38980 Ann Arbor Trail
Livonia, MI  48150-2463

Re:       Employment Agreement

Dear Mike:

            I am pleased to confirm the terms of your new employment agreement (the “Agreement”) with The Detroit Medical Center (the “DMC”), effective January 5, 2010 (the “Effective Date”).  As of the Effective Date, this Agreement replaces in its entirety your prior employment agreement with the DMC dated December 8, 2003, as amended May 29, 2006, which expires at 11:59 p.m. (eastern time) on January 4, 2010 (the “Prior Agreement”).

Recitals

            WHEREAS, the parties desire to enter into a new employment agreement to be effective upon the expiration of the Prior Agreement: and

            In consideration of the covenants set forth herein, and other good and valuable consideration, the adequacy of which is acknowledged by both parties, the terms of the Agreement are as follows:

Agreement

            1.         Position and Duties:  You will continue to serve in the position of President and Chief Executive Officer (“CEO”) of the DMC, with the authority, power, duties and responsibilities as are generally described in the By-laws of the DMC and are commensurate with and customarily exercised by a person holding the position of President and CEO.  You will report directly to and be responsible to the Board of Trustees of the DMC (the “Board”) and will have responsibility for the overall daily operation of the DMC.  You will continue to establish short and long-range goals, objectives, plans and policies for the DMC, subject to the approval of the Board.

            2.         Annual Base Salary:  Your annual base salary on the Effective Date will be $975,000, payable in accordance with the DMC’s payroll practices for its executives.  Your base salary will be reviewed annually by the Board but will not be reduced below $975,000.

            3.         Incentive Compensation:       You will be eligible to participate in an executive annual incentive program (as it may be modified from time to time) that provides incentive payments conditioned on the DMC’s attainment of designated operating and quality goals, to be set annually by the Board.

            4.         Employee Benefits and Perquisites:   You will be eligible for the same welfare plans and fringe benefits as are provided (and as may be modified from time to time) to the other DMC officers.

            5.         D&O Insurance:  You will be entitled to indemnification from the DMC to the maximum extent provided by the DMC’s Charter documents and bylaws, but not for any action, suit, arbitration or other proceeding (or portion thereof) that you initiate, unless authorized or ratified by the Board.  You will be eligible for coverage under the DMC’s insurance policy for directors and officers as in effect from time to time (the “D & O Insurance”), subject to the terms thereof.  Copies of the DMC’s Charter, By-laws and D & O Insurance will be made available to you upon your request.

            6.         Severance:

            (a)        Upon execution of a Release Agreement with the DMC that in from and substance is acceptable to the DMC, you will be entitled to the severance benefits described below if you separate from service with the DMC (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), due to your involuntary termination of employment by the DMC without Cause, of if you satisfy the requirement for a “Good Reason” termination within one (1) year following a Chang in Control.  In no event will you be entitled to severance benefits if you do not execute the aforementioned Release, terminate employment voluntarily, are terminated by the DMC for Cause, your employment is terminated due to death or disability, or this Agreement expires without being renewed, replaced or extended.  In executing this Agreement, you acknowledge that you are not entitled to any severance benefits other than the severance benefits provided by this Agreement, unless pursuant to an amendment hereto.

            (b)        For purposes of this Agreement, the terms “Cause,” “Change in Control” and “Good Reason” have the following definitions:

                        (1)        “Cause” means (A) your willful misrepresentation, fraud or willful dishonesty that is intended to result in substantial personal enrichment to your or to another person or entity at the expense of the DMC; (B) your willful misconduct relating to the DMC; (C) your material, willful and knowing violation of the DMC’s business conduct guidelines or of any of your fiduciary duties to the DMC, which in either case has, or was intended to have, a material adverse impact on the DMC; (D) your conviction of, or pleading no contest or guilty to, a felony; or (E) any material breach by you of this Agreement that is not cured by you within twenty (20) days after your receipt of a written notice from the DMC Chairman notifying you of such breach and specifying the details thereof.  No action or inaction will be deemed willful of not demonstrably willful and if taken or not taken by you in good faith as not being adverse to the best interests of the DMC.

                        (2)        “Change in Control” means (A) the sale of all or substantially all of the assets of the DMC to another entity, which immediately after the sale has a governing body comprised of fewer than fifty percent (50%) of the individuals who were members of the DMC’s Board immediately prior to the sale, or (B) a merger, regardless of whether the DMC is the surviving entity, if the governing body of the surviving entity immediately after the merger is comprised of individuals who comprised fewer than fifty percent (50%) of the members of the DMC Board immediately prior to the merger.

                        (3)        “Good Reason” means a material breach by the DMC (or is successor) of any of its obligation under this Agreement, including (A) any material reduction in your base salary; or (B) any material reduction in your title, position, duties, authority or responsibilities as described in Section 1 hereof, in each case that shall have continued for a period of twenty (20) days after your written notice to the Board (or the successor governing body), describing the breach in reasonable detail and which continues through the date of your separation from service.

            (c)        In the event of your termination by the DMC without Cause, or your separation from service due to Good Reason within one (1) year following a Change in Control, you will be entitled to one year of base salary continuation, starting on the first regularly scheduled payroll date after full execution of the Release described above, with continuing payments or regularly scheduled payroll dates at your base salary level in effect at the time of your termination, as well as reimbursement by the DMC for your health care continuation for the one-year severance period, if you elect COBRA coverage, with the reimbursement running concurrently with your COBRA rights.  For purposes of Code Section 409A, each salary continuation installment payment will be treated as a right to a series of separate payments.

            7.         Death or Disability:  In the event that your employment is terminated in connection with death or disability, you will be eligible for the same death and/or disability benefits as are provided to the other DMC executives.

            8.         Term/At-Will Employment:  The term of this Agreement is two (2) years, commencing January 5, 2010.  Your employment with the DMC will continue on an “at-will” basis during the two-year term.  You may terminate your employment at any time, and the Board, in its sole discretion, may terminate your employment at any time, with or without Cause.

            9.         Signing and Retention Bonuses:  Within five (5) business days after this Agreement is fully executed, you will receive a cash signing bonus in the amount of $731,250, equal to seventy-five perfect (75%) of your 2009 base salary.  On July 1, 2010, if you are still employed by the DMC on such date, you will receive a cash retention bonus in the amount of $731,250, equal to seventy-five percent (75%) of your base salary on the Effective Date of this Agreement.  No retention bonus will be paid if you are not still employed by the DMC on July 1, 2010.

            10.       Arbitration:

            (a)        Any and all disputes, controversies or claims arising out of or in connection with or relating to this Agreement (other than disputes or claims arising out of or relating to the confidentiality provisions and restrictive covenants described below) will be fully and finally resolved pursuant to binding arbitration conducted by the American Arbitration Association (the “AAA”) in the State of Michigan pursuant to the Employment Arbitration Rules than in effect (or at any other place or under any other form of arbitration mutually acceptable to the parties involved).  By accepting the terms of this Agreement, you knowingly agree to arbitrate with the DMC with regard to all issues and disputes (except those excluded above) and to permit pre-hearing discovery in the time and manner provided by the Federal Rules of Civil Procedure then in effect.  The mutual agreement to arbitrate will be specifically enforceable under the prevailing arbitration law.  Notice of a demand for arbitration will be made within a reasonable time after the claim, dispute, or other matter in question arose (or when the party asserting the claim reasonably should have been aware of the same), but in no event later than the applicable Michigan or Federal statute of limitations.  The arbitrator will not have the power to add to, subtract from, or alter the terms of this Agreement and will render a written decision setting forth findings and conclusions only as to the claim or disputes at issue.  Any award by the arbitrator will be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court having jurisdiction for the forum.

            (b)        All reasonable expenses of the arbitration process will be borne by the DMC.  The DMC will reimburse you for reasonable legal fees and expenses you incur within ten (10) days following DMC’s receipt of your invoice.  However, within ten (10) days of the arbitrator’s decision, you will be required to reimburse the DMC for any legal fees and expenses it previously reimbursed on your behalf if the arbitrator determines that your claim was frivolous and brought in bad faith.  It is not intended that you waive the attorney client privilege with respect to the timing of invoice submissions.  To comply with Code Section 409A, no reimbursements will be made by the DMC later than the end of the calendar year following the calendar year in which your fees and expenses are incurred; provided that you will have submitted an invoice for such fees at least ten (10) days before the end of the calendar year following the calendar year in which the fees and expenses are incurred.  The amount of any legal fees and expenses that the DMC is obligated to pay on your behalf in any other calendar year, and your right to reimbursement from the DMC will not be liquidated in exchange for any other benefit.

            11.       Amendment:  The terms of this Agreement may not be amended or modified except in writing executed by you and the Chairman of the Board (or the respective legal representatives).  If this Agreement is required to be amended to conform with the Code Section 409A, both parties agree to take whatever steps are necessary to amend the Agreement in the least restrictive manner possible to comply with Code Section 409A.

            12.       Taxes:  The DMC may withhold from any compensation payable to you to comply with applicable Federal, State, local or foreign income and employment tax withholding requirements.

            13.       Confidentiality/Restrictive Covenants:  As consideration for the compensation provided herein, you agree to comply with an by bound by the following confidentiality provisions and restrictive covenants, which will survive the term of this Agreement:

            (a)        Upon your termination of employment for any reason, you will promptly return to the DMC any property belonging to the DMC, and you also will return all writings, files, records, correspondence, notebooks, notes and other documents (including any copies thereof) containing confidential information or relating to the business or proposed business of the DMC, its subsidiaries and affiliates containing any trade secrets relating to the DMC, its subsidiaries and affiliates, except personal diaries, calendars, rolodexes or personal notes or correspondence.  For purposes of the preceeding sentence, the term “trade secrets” means the definition then in effect under the Uniform Trade Secrets Act.  Upon termination of employment you agree to represent in writing to the DMC that you have complied with the foregoing provisions.

            (b)        You and the DMC each agree that, following your termination of employment, neither you, nor the DMC, including its executive officers and trustees, will make any public statements that materially disparage the other party.  Notwithstanding the foregoing, nothing will prohibit either party from making truthful statements when required by a government agency, order of a court or other governmental or regulatory body having jurisdiction, or to your own counsel if necessary.

            (c)        You agree that, during your employment with the DMC and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the DMC all secret or confidential information, knowledge or data relating to the DMC or any of its affiliated entities, and their respective businesses, which you have obtained during your employment with the DMC or during any consultation with the DMC after your termination of employment, and which is not public knowledge (other than by your acts on your behalf in violation of this Agreement).  Except in the good faith performance of your duties for the DMC, you will not, without the prior writing consent of the DMC or as otherwise may be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the DMC and those designated by the DMC.

            (d)        For the 18-month period following your termination of employment with the DMC, unless you (i) provide advance notice to the DMC of your intention to solicit an identified DMC employee for employment or consulting, and (ii) discuss in good faith with the DMC, if the DMC so requests, the respective needs of you and the DMC for such employee, you agree not to solicit any individual who is, on the date of your employment termination, employed by the DMC, its subsidiaries or affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the DMC, its subsidiaries or affiliates, and you will not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of your new employer.  You agree that if the DMC so requests, you will not allow any such employee to start any such employment or consulting arrangement until such employee has completed a reasonable transition period with the DMC.

            (e)        You agree that, while employed by the DMC and during the 18-month period thereafter, you will not engage in Competition (as defined below).  For purposes of this Agreement, you will be deemed to be engaging in “Competition” if you directly or indirectly, own, manage, operate, join, control, participate in or become connected with, the ownership, management, operation or control of or are connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any entity operating as a medical center, hospital, health care system, medical clinic, academic medical center, integrated medical delivery system, health maintenance organization or related business, partnership, firm or corporation that is at the time involved principally or significantly in a business of the DMC, its subsidiaries or affiliates (a “Competing Business”) in the following counties within the State of Michigan: Wayne, Oakland, Macomb and Washtenaw.  You will not be deemed to be engaging in Competition under the circumstances described in the foregoing sentence if you (1) do not own or control the Competing Business, (2) do not serve as a director or consultant to the Competing Business, and (3) do not have any management or operational responsibility for the Competing Business in any of the aforementioned counties.  Your ownership for personal investment purposes of less than two percent (2%) of the voting stock of any publicity held corporation will not constitute a violation of this paragraph.

            (f)         You acknowledge that the DMC would be irreparably injured by a violation of these confidentiality provisions and restricted covenants and agree that the DMC, in addition to any other remedies available to it for such breach or threatened breach, will be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the restricted covenants.  If a bond is required to the posted for the DMC to secure an injunction or other equitable remedy, the parties agree that the bond need not be more than a nominal sum.  In no event will an asserted violation of the provisions of the confidentiality provisions and restricted covenants constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

            (g)        If a court or other body having jurisdiction over the matter determines at any time that all or part of the restrictions in this Section 12 are invalid or unenforceable by reason of being too vague, too broad or otherwise unreasonable under applicable law, including with respect to time, scope, activity or area, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.  You agree that this Section 12 as so amended is valid and binding as though any invalid or unenforceable provision had not been included herein.

            14.       Mitigation:  In no event will you be obligated to seek other employment during the severance period.  However, if you commence employment during the severance period that provides health care coverage, the DMC’s reimbursement of your COBRA payments will cease as of the date you become eligible for health care coverage from the new employer.

            15.       Successors and Assigns:  This Agreement is binding upon you without regard to the duration of your employment with the DMC and inures to the benefit of your administrators, executors, heirs and assigns, although your obligations under the Agreement are personal to you and only may be performed by you.  This Agreement also is legally binding upon and inures to the benefit of the DMC and its successors and assigns, including any entity with which or into which the DMC or its successors may be merged or which may succeed to their assets or business.

            16,       Code Section 409A:  The payments under this Agreement are intended be exempt from or comply with Code Section 409A, and the provisions of the Agreement are intended to be construed accordingly.  Notwithstanding the foregoing, under no circumstances will the DMC have any obligation to pay taxes or penalties under Code Section 409A that you may incur in connection with payments.

            17.       Entire Agreement:  This Agreement represents the entire terms of your at-will employment with the DMC and expressly supersedes and cancels any prior oral or written agreements regarding the subject matter, except as otherwise specifically stated herein.

            18.       Governing Law:  The terms of this Agreement are governed by, and construed in accordance with, the laws of the State of Michigan without regard to conflict of laws provisions.

            We look forward to continuing our working relationship with you.

                                                                                    Sincerely,

                                                                                    /s/ Stephen R. D’Arcy

                                                                                    Stephen R. D’Arcy
                                                                                    Chairman of the Board of Trustees
                                                                                    The Detroit Medical Center

TERMS ACCEPTED:

/s/ Michael E. Duggan
 Michael E. Duggan
Dated:  September 18, 2009

[Vanguard Letterhead]

December 13, 2011

Michael E. Duggan
38980 Ann Arbor Trail
Livonia, Michigan 48150-2463

            Re:       Your Employment

Dear Mike:

            This letter is intended to memorialize our agreement regarding your continued employment.  Pursuant to the terms of your employment letter dated September 18, 2009 (the “Agreement”), the existing employment arrangement expires January 4, 2012 and we are both interested in extending the term.  We acknowledge that there has been a Change of Control and that, upon execution of a release, you will receive the severance pay described in  the Agreement.  The severance will be paid whether the separation is initiated by you or by Vanguard Health Management, Inc. (“Vanguard”) and the severance period will commence after your separation.

            We have had numerous discussions regarding your continued employment with Vanguard.  Accordingly, please consider this letter to be an amendment to the Agreement extending the term set forth in section 8 of the Agreement indefinitely.  With this extension, in addition to the severance to which you are already entitled, we will pay you an additional three months of severance as a retention incentive if you remain actively employed in the Market President role for the Detroit Medical Center in accordance with your Agreement through June 30, 2012.  If you remain actively employed through December 31, 2012, you will earn another three months’ severance.  Consequently, your employment commitment through December 31, 2012 will result in a severance period of 18 months.

            Although we anticipate that your employment will continue for the foreseeable future, we understand that conditions may change.  Under any circumstance, we ask that you give us 60 days prior written notice if you decide on a resignation date prior to December 31, 2012 and we will give you 60 days prior written notice if a determination is made that the system should move in a different direction prior to that date.

            On September 1, 2011, you and other senior management in the Detroit Market took a 2% pay cut, reducing your base salary to $974,500.  Your salary for the calendar year 2012 will remain at $974,500.  Your base salary for future calendar years will be determined at a later date.  Consistent with the actions taken by senior management, you will receive no contribution from Vanguard toward your 401k plan during calendar year 2012.

            In all other respects, each of us will continue to operate in accordance with the Agreement, with one exception.  Due to the structure of our self-insured health plan and potential adverse tax consequences to Vanguard, we cannot provide the COBRA subsidy described in section 6(c) of the Agreement.  However, in lieu of that subsidy, we will pay you the total amount that the COBRA subsidy would have been for the 12 month severance period, grossed up for taxes, in the form of a lump sum bonus.

            Please let me know if there are any questions. We anticipate sustained growth and success in Detroit under your guidance and look forward to continuing our work together.

                                                                                    Respectfully,

                                                                                    /s/ Kent Wallace

                                                                                    Kent Wallace
                                                                                    President & Chief Operating Officer

Agreed and Acknowledged:

/s/ Michael E. Duggan
 Michael E. Duggan

Date:    12/15/2011